Exhibit 10.1

ASSOCIATED BANC-CORP

CHANGE OF CONTROL PLAN

Restated Effective September 28, 2011

ASSOCIATED BANC-CORP

CHANGE OF CONTROL PLAN

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions		1-1

1.01	Act	1-1

1.02	Board	1-1

1.03	Cause	1-1

1.04	Change of Control	1-2

1.05	Company	1-3

1.06	Date of Termination	1-3

1.07	Eligible Employee	1-4

1.08	Notice of Termination	1-4

1.09	Participant	1-4

1.10	Retirement	1-4

1.11	Termination of Employment	1-4

1.12	Termination for Good Reason	1-4

ARTICLE 2 Participation		2-1

2.01	Commencement of Participation	2-1

2.02	Termination of Participation	2-1

ARTICLE 3 Eligibility for Benefits		3-1

3.01	Eligibility for Benefits	3-1

3.02	Amount of Benefits	3-1

3.03	Payment Method	3-2

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3.04	Benefits in the Event of a Participant’s Death	3-2

3.05	Non-Disparagement, Non-Solicitation and Non-Competition	3-2

3.06	Best Pay Provision	3-2

ARTICLE 4 General Provisions		4-1

4.01	Successors: Binding Plan	4-1

4.02	Notice	4-1

4.03	Company’s Right to Terminate	4-1

4.04	Termination and Amendment of the Plan	4-1

4.05	Applicable Law	4-2

4.06	Severability	4-2

4.07	Code Section 409A Compliance	4-2

APPENDIX A ELIGIBLE EMPLOYEES		A-1

APPENDIX B BENEFITS		B-1

APPENDIX C Form of NON-DISPARAGEMENT, NON-SOLICITATION AND NON-COMPETITION AGREEMENT		C-1

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ASSOCIATED BANC-CORP

CHANGE OF CONTROL PLAN

INTRODUCTION

Effective December 16, 1993 (the “Effective Date”), Associated Banc-Corp (the “Company”) adopted the Associated Banc-Corp Change of Control Plan (the “Plan”) to provide severance benefits to certain of its employees in the event of a change of control in the Company and the subsequent termination of employment of such employees. The Plan was restated in its entirety as of January 1, 1996. The Plan was again restated effective January 1, 2008 to comply with section 409A of the Internal Revenue Code (the “Code”). Effective September 28, 2011, the Plan is restated to align key definitions with the Company’s nonqualified benefit programs, update eligibility and comply with current best practices.

This introduction and the following Articles, as amended from time to time, comprise the Plan.

ARTICLE 1

Definitions

1.01 Act. The Securities Exchange Act of 1934 (and any successor thereto), as amended from time to time. References to a particular section of the Act include references to rules, regulations and rulings promulgated and in effect thereunder, and any successors thereto.

1.02 Board. The Board of Directors of the Company.

1.03 Cause. Cause shall mean the occurrence of any one of the following:

(a) Commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects;

(b) Breach of a fiduciary duty owed to the Company;

(c) Violation or the threat of violation of a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Employee and the Company;

(d) Unauthorized disclosure or use of confidential information or trade secrets;

(e) Violation of any lawful policies or rules of the Company, including any applicable code of conduct;

(f) Conviction of criminal activity;

(g) Failure to reasonably cooperate in any investigation or proceeding concerning the Company;

(h) Determination by a governmental authority or agency that bars or prohibits the Eligible Employee from being employed in his or her current position with the Company; or

(i) Neglect or misconduct in the performance of the Eligible Employee’s duties and responsibilities, provided that he or she did not cure such neglect or misconduct within ten days after the Company gave written notice of such neglect or misconduct to such Eligible Employee.

Notwithstanding the above, in the event an Eligible Employee is party to an employment agreement with the Company that contains a different definition of Cause, the definition of Cause contained in such employment agreement shall be controlling.

1.04 Change of Control. A Change of Control shall be deemed to have occurred on the date of any one or more of the following:

(a) A Change in the Ownership of the Company. A change in ownership of the Company shall occur on the date that any one Person, or more than one Person acting as a “Group” (as defined below), acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of the Company.

(b) A Change in the Effective Control of the Company. A change in the effective control of the Company occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; provided, however, that, if one Person or more than one Person acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered a change in the effective control of the Company.

(c) A Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to 85% or more than the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) an entity, 50% or more of the total Fair Market Value or voting power of which is owned, directly or indirectly, by the Company;

(iii) a Person, or more than one Person acting as a Group, that owns, directly or indirectly, 50% or more of the total Fair Market Value or voting power of all the outstanding stock of the Company; or

(iv) an entity, at least 50% of the total Fair Market Value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii) above.

For purposes of this section 1.04:

“Fair Market Value” means, as of any applicable date, the closing sales price for one share of common stock of the Company on such date as reported on the NASDAQ Global Select Market or, if the foregoing does not apply, on such other market system or stock exchange on which the Company’s common stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a share of common stock of the Company was reported on such date;

“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

“Group” shall have the meaning ascribed to such term in Treasury regulations section 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable;

Stock ownership shall be determined under Code section 409A; and

Any interpretation or determination regarding the payment of benefits in connection with a Change of Control shall take into account any applicable guidance and regulations under Code section 409A, and shall be made with the intent to comply with Code section 409A.

1.05 Company. Associated Banc-Corp, any subsidiary or affiliate and any successor which assumes the Plan in accordance with section 4.01 or otherwise becomes bound by all the terms and provisions of this Plan by operation of law. In addition to the Board, officers of the Company authorized by the Board, from time to time, may act on behalf of the Company for purposes of the Plan. Effective January 1, 2008, the Board authorized the Compensation and Benefits Committee of the Board to act on behalf of the Company for purposes of the Plan.

1.06 Date of Termination. Date of Termination shall mean the date on which an Eligible Employee experiences a Termination of Employment.

1.07 Eligible Employee. The Chief Executive Officer of the Company and members of the executive committee of the Company who are designated by the Chief Executive Officer, in writing, from time to time, as Eligible Employees for purposes of the Plan. Notwithstanding the foregoing, an otherwise Eligible Employee may be excluded from participation in the Plan by contract or other agreement between the Company and the Employee.

1.08 Notice of Termination. A written communication from the Company to an Eligible Employee stating that the Eligible Employee has incurred, or will incur, a Termination of Employment. A Notice of Termination shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment and the Date of Termination.

1.09 Participant. An Eligible Employee who has satisfied the participation requirements of section 2.01 and whose participation has not been terminated in accordance with section 2.02.

1.10 Retirement. A voluntary separation from service with the Company, other than a Termination for Good Reason, on or after:

(a) Attaining age 55 and completion of 15 years of service with the Company; or

(b) Attaining age 62 and completion of five years of service with the Company.

1.11 Termination of Employment. An Eligible Employee will be deemed to have incurred a Termination of Employment if the Eligible Employee has an involuntarily separation from service with the Company or has a Termination for Good Reason; provided, such separation from service is not as a result of:

(a) The Eligible Employee’s Retirement, death or disability; or

(b) Termination by the Company for Cause.

1.12 Termination for Good Reason. An Eligible Employee’s voluntary separation from service with the Company subsequent to a Change of Control will be treated as a Termination for Good Reason if the separation is due to a material negative change in the Eligible Employee’s service relationship with the Company without the Eligible Employee’s consent, including but not limited to:

(a) The assignment to the Eligible Employee of any duties materially inconsistent with the Eligible Employee’s positions, duties, responsibilities and status with the Company immediately prior to the Change of

Control, or a material change in the Eligible Employee’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Eligible Employee from such positions;

(b) A material reduction by the Company in the Eligible Employee’s base salary as in effect on the date immediately prior to the Change of Control;

(c) A failure by the Company to continue any bonus plans in which the Eligible Employee was entitled to participate immediately prior to the Change of Control that materially affects the Eligible Employee’s total compensation from the Company;

(d) The transfer of the Eligible Employee to a location anywhere other than within 50 miles of the Eligible Employee’s present office location, except for required travel on Company business to an extent substantially consistent with the Eligible Employee’s business travel obligations prior to the Change of Control;

(e) The failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which the Eligible Employee participated in at the time of a Change of Control, the taking of any action by the Company which would have a material adverse effect on the Eligible Employee’s participation in or materially reduce the benefits under any of such plans or deprive the Eligible Employee of any material fringe benefit enjoyed by the Eligible Employee at the time of the Change of Control, or the failure by the Company to provide the Eligible Employee with the number of paid vacation days to which the Eligible Employee is then entitled in accordance with the Company; provided that such change materially affects the total benefits the Eligible Employee receives from the Company and that the benefit reduction does not apply to the entire employee population; or

(f) The failure by the Company to obtain the assumption of the Plan and performance of this Plan by any successor as contemplated in section 4.01.

Prior to a voluntary Termination for Good Reason the Eligible Employee must provide the Company with notice of the existence of the condition that would result in treatment as a Termination for Good Reason and a 30-day opportunity to remedy the condition. Such notice must be provided within 90 days of the initial existence of the condition. In addition, the separation from service must occur no later than two years following the initial existence of such condition.

ARTICLE 2

Participation

2.01 Commencement of Participation. An Eligible Employee shall become a Participant in the Plan on the date an employee is designated an Eligible Employee.

2.02 Termination of Participation. An Eligible Employee’s status as a Participant in the Plan shall terminate upon the earliest of (a) the death of the Eligible Employee; (b) the date the Company terminates the Eligible Employee’s employment for Cause; or (c) the date the Company terminates the Eligible Employee’s participation in the Plan by written notice pursuant to section 4.02. The Company shall not terminate an Eligible Employee’s participation in the Plan following a Change of Control.

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ARTICLE 3

Eligibility for Benefits

3.01 Eligibility for Benefits. An Eligible Employee shall be eligible for benefits pursuant to this Plan if:

(a) A Change of Control occurs; and

(b) The Eligible Employee’s Date of Termination occurs within two years following the Change of Control.

3.02 Amount of Benefits. An Eligible Employee eligible for benefits pursuant to section 3.01 above shall receive benefits as provided below:

(a) The Company shall pay the benefits outlined in Appendix B to the Plan to Eligible Employees listed on Appendix A, as in accordance with Appendices A and B, as in effect at the time of a Change of Control.

(b) The Company shall also pay to Eligible Employees all legal fees and expenses incurred in obtaining or enforcing any right or benefit provided by this Plan.

(c) To the extent an Eligible Employee and his or her dependents are enrolled in the Company’s medical, dental and/or life plans at the time of Termination of Employment, the Company shall make available the opportunity to continue or convert such coverage as provided by applicable law and the applicable plans. The Company shall pay to such Eligible Employee an amount equal to the full cost of providing such coverage for similarly situated active employees for the entire installment period outlined in Appendix B. Payments shall be made in accordance with Appendix B.

(d) The Company shall provide an Eligible Employee with a benefit under this Plan equal to the maximum benefit (excluding any potential earnings or interest credits for periods after the Eligible Employee’s Date of Termination) the Eligible Employee would have received under the Associated Banc-Corp Retirement Account Plan and the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan (the “Qualified Plans”), the Associated Banc-Corp Supplemental Executive Retirement Plan (the “SERP”) and, in the case of the Company’s Chief Executive Officer, the supplemental retirement benefit set forth in his employment agreement (as it may be amended from time to time) (the “CEO Supplemental Retirement Benefit”) if the Eligible Employee remained employed with the Company for the scheduled installment period pursuant to the

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attached Appendix B. For purposes of calculating this benefit, the Company shall assume:

(i) the Eligible Employee’s compensation shall equal his or her compensation for the year preceding the year in which the Termination of Employment occurs;

(ii) the Eligible Employee makes the maximum elective deferral permissible under the Qualified Plans and the law; and

(iii) the terms of the Qualified Plans, SERP and CEO Supplemental Retirement Benefit in effect immediately prior to the Change of Control and the applicable Code limits in effect as of that date govern the calculation of the benefit.

Amounts determined under this section 3.02(d) shall be treated as additional severance benefits payable under this Plan and not as benefits provided under the Qualified Plans, SERP and CEO Supplemental Retirement Benefit.

3.03 Payment Method. Subject to section 4.07, all benefits under the Plan shall be paid in accordance with Appendix B.

3.04 Benefits in the Event of a Participant’s Death. If a Participant dies subsequent to the occurrence of events which entitle the Participant to benefits, as set forth in section 3.01, and prior to receiving all benefits payable pursuant to the Plan, any remaining benefits shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there be no such designee, to the Participant’s estate. If a Participant dies prior to the occurrence of events which would entitle the Participant to benefits under the Plan pursuant to section 3.01, no benefits shall be payable from the Plan.

3.05 Non-Disparagement, Non-Solicitation and Non-Competition. The Company shall require an Eligible Employee to execute a non-disparagement, non-solicitation and non-competition agreement substantially in the form attached hereto as Appendix C within 60 days following his or her Date of Termination as a condition to receiving benefits under the Plan.

3.06 Best Pay Provision. Notwithstanding the other Plan provisions, in the event that the amount of payments payable to an Eligible Employee under the Plan, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by (or on behalf of) the Company, would constitute an “excess parachute payment” (within the meaning of Code section 280G), the payments under the Plan shall be reduced (by the minimum

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possible amounts) until no amount payable to the Eligible Employee under the Plan constitutes an “excess parachute payment” (within the meaning of Code section 280G); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Eligible Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Eligible Employee resulting from the receipt of such payments with such reduction. Any reductions under this section 3.06 shall be made on a last to be paid, first to be reduced basis. All determinations required to be made under this section 3.06, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by an accounting or law firm selected by the Company. All determinations made by such accounting or law firm under this section 3.06 shall be final and binding upon the Company and the Eligible Employee.

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ARTICLE 4

General Provisions

4.01 Successors: Binding Plan. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the voting securities business and/or assets of the Company, by written agreement in form and substance satisfactory to Eligible Employees, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Plan and shall entitle the Eligible Employee to compensation from the Company in the same amount and on the same terms as the Eligible Employee would be entitled hereunder if the Eligible Employee incurred a Termination for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Eligible Employee’s Date of Termination. Eligible Employees who continue in the employ of the successor shall not be deemed to have incurred a Termination of Employment for purposes of this Plan merely as a result of the succession.

4.02 Notice. For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the best known addresses of the parties, provided that all notices to the Company shall be directed to the attention of the President of the Company with a copy to the Corporate Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notice of a change of address shall be effective only upon receipt.

4.03 Company’s Right to Terminate. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Eligible Employee the right to continued employment with the Company, or limit the right of the Company to terminate an Eligible Employee’s employment at any time.

4.04 Termination and Amendment of the Plan. This Plan may be amended at any time by the Company in writing, including altering, reducing or eliminating benefits to be paid to a Participant who has not experienced a Date of Termination at any time prior to a Change of Control. This Plan may not be amended or terminated following a Change of Control. Effective January 1, 2008, the Board authorized the Compensation and Benefits Committee of the Board to act on behalf of the Company for purposes of the Plan.

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4.05 Applicable Law. To the extent not inconsistent with applicable federal law, this Plan shall be construed pursuant to, and shall be governed by, the laws of the State of Wisconsin.

4.06 Severability. In the event any provision of this Plan shall be considered void, illegal or invalid for any reason, said provision shall be of no force and effect only to the extent that it is void or declared illegal or invalid.

4.07 Code Section 409A Compliance.

(a) Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute “nonqualified deferred compensation” under Code section 409A would otherwise be payable or distributable hereunder by reason of the Eligible Employee’s Termination of Employment, such amount or benefit will not be payable or distributable to the Eligible Employee by reason of such circumstance unless (i) the circumstances giving rise to such Termination of Employment meet any description or definition of “separation from service” in Code section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Code section 409A by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Termination of Employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code section 409A-compliant “separation from service” or such later date as may be required by subsection (b) below.

(b) Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute “nonqualified deferred compensation” under Code section 409A would otherwise be payable or distributable under this Plan by reason of the Eligible Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treasury regulation sections 1.409A-3(j)(4)(ii), (iii) and (iv):

(i) if the payment or distribution is payable in a lump sum, the Eligible Employee’s right to receive payment or distribution of such nonqualified deferred compensation will be delayed until the earlier of the Eligible Employee’s death or the first day of the seventh month following the Eligible Employee’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such nonqualified deferred compensation that would otherwise be

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payable during the six-month period immediately following the Eligible Employee’s separation from service will be accumulated and the Eligible Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Eligible Employee’s death or the first day of the seventh month following the Eligible Employee’s separation from service, whereupon the accumulated amount will be paid or distributed to the Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(c) The Plan is intended to satisfy the requirements of Code section 409A and the Final 409A Regulations to the extent applicable and shall be interpreted to the maximum extent possible to satisfy Code section 409A and the Final Regulations to the extent applicable.

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ASSOCIATED BANC-CORP CHANGE OF CONTROL PLAN

APPENDIX A

(Effective September 28, 2011)

ELIGIBLE EMPLOYEES

The following employees of the Company are considered Eligible Employees under the Plan as of the dates specified below:

Name	Date Participation Begins	Date Participation Ends
B. Bodager	April 25, 1994
O. Buechse	September 28, 2011
P. Derpinghaus	September 28, 2011
J. Docter	November 1, 2005
P. Flynn	September 28, 2011
B. Hanson	September 28, 2011
A. Heise	September 28, 2011
S. Hickey	October 22, 2008
T. Lau	September 28, 2011
M. McMullen	April 25, 1994
C. Del Moral-Niles	September 28, 2011
M. Quinlan	November 1, 2005
J. Selner	April 25, 1994
D. Smith	September 28, 2011
D. Stein	June 29, 2007
J. Utz	September 28, 2011

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ASSOCIATED BANC-CORP CHANGE OF CONTROL PLAN

APPENDIX B

(Effective September 28, 2011)

BENEFITS

1.	Basic Benefit

(a)	Amount. The Chief Executive Officer of the Company shall be paid three times the sum of base salary and target bonus in effect for the current calendar year with an installment period of three years. All other Eligible Employees shall be paid two times the sum of base salary and target bonus in effect for the current calendar year with an installment period of two years. Base salary shall mean an Eligible Employee’s base salary with the Company annualized to reflect a full year of compensation at that base salary level.

(b)	Timing. Payments shall be made in substantially equal amounts over the installment period in accordance with the Company’s normal payroll practices. Benefit payments shall commence on the Company’s first payroll date following the Date of Termination and shall continue each payroll date thereafter during the installment period.

2.	Medical, Dental, and Life Insurance Coverage

See Plan section 3.02(c). Payments shall be made in the manner described in section 1(b) above.

3.	401(k) / ESOP Plan

See Plan section 3.02(d). Payments shall be made in the manner described in section 1(b) above.

4.	Retirement Account Plan

See Plan section 3.02(d). Payments shall be made in the manner described in section 1(b) above.

5.	SERP and CEO Supplemental Retirement Benefit

See Plan section 3.02(d). Payments shall be made in accordance with the Eligible Employee’s election under the SERP or CEO Supplemental Retirement Benefit for the calendar year including the Date of Termination.

6.	Disability

If an Eligible Employee is currently on short-term or long-term disability, he or she will be treated as any other displaced employee at that time, in accordance with disability plan provisions as then in effect.

7.	Other Company Programs

(a)	Incentive Bonus

An incentive bonus for the partial year in which the Eligible Employee’s Date of Termination occurs shall be paid in a lump sum equal to the current calendar year’s target bonus pro-rated for the portion of the calendar year prior to the Date of Termination. Payment shall be made on the first payroll date that is at least seven months following the Eligible Employee’s Date of Termination.

(b)	Vacation Pay

Any accrued unused vacation as of an Eligible Employee’s Date of Termination will be paid in a lump sum and will be included in the final installment payment under section 1 above, unless earlier payment is required under applicable law.

(c)	Stock Option Plans

If the Eligible Employee has received options under the Associated Banc-Corp 1987 Long-Term Incentive Stock Plan (f.k.a. Associated Banc-Corp Amended and Restated Long-Term Incentive Stock Plan), the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (f.k.a. Associated Banc-Corp 2003 Long-Term Incentive Plan), or the Associated Banc-Corp 2010 Incentive Compensation Plan, the Eligible Employee should carefully review the provisions of those plans and option agreements regarding termination of employment or retirement. Such Eligible Employee’s rights and the Company’s obligations shall be governed by the provisions of those plans.

(d)	Restricted Stock Plans

If the Eligible Employee has received restricted stock grants under the Associated Banc-Corp 1987 Long-Term Incentive Stock Plan (f.k.a. Associated Banc-Corp Amended and Restated Long-Term Incentive Stock Plan), the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (f.k.a. Associated Banc-Corp 2003 Long-Term Incentive Plan), or the Associated Banc-Corp 2010 Incentive Compensation Plan, the Eligible Employee should carefully review the provisions of those plans and agreements regarding termination of employment or retirement. Such Eligible Employee’s rights and the Company’s obligations shall be governed by the provisions of those plans.

(e)	Share Salary Plans

If the Eligible Employee has received share salary grants under the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (f.k.a. Associated Banc-Corp 2003 Long-Term Incentive Plan), or the Associated Banc-Corp 2010 Incentive Compensation Plan the Eligible Employee should carefully review the provisions of those plans and agreements regarding termination of employment or retirement. Such Eligible Employee’s rights and the Company’s obligations shall be governed by the provisions of those plans.

(f)	Outplacement Benefit

Outplacement services at a senior management/executive level and commensurate with the Eligible Employee’s duties shall be provided with a mutually agreed upon outplacement agency.

ASSOCIATED BANC-CORP CHANGE OF CONTROL PLAN

APPENDIX C

(Effective September 28, 2011)

Form of

NON-DISPARAGEMENT, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

This Non-disparagement, Non-solicitation and Non-competition Agreement (this “Agreement”) is between                     (the “Executive”) and Associated Banc-Corp, or its successor, (the “Company”).

RECITALS

A. The Executive is an “Eligible Employee” as described in section 1.07 of the Associated Banc-Corp Change of Control Plan (the “Plan”).

B. The Company is the “successor” of Associated Banc-Corp as described in section 4.01 of the Plan.

C. The Executive has experienced a Termination of Employment as defined in section 1.11 of the Plan and is eligible for benefits pursuant to Plan section 3.01.

D. The Executive agrees to the promises in this Agreement as a condition and requirement for receiving benefits under the Plan, as described in Plan section 3.05, which provides sufficient consideration for the Executive’s promises.

AGREEMENT

In consideration of the recitals and agreements set forth herein, and the representations below, which are material to this Agreement, the Executive and the Company agree as follows:

1. Non-Disparagement. The Executive agrees to refrain from making any negative, disparaging, denigrating or derogatory remarks, comments or statements, either orally or in writing (including, without limitation, by means of print, social or other media), and whether true or not, about the Company, its predecessors and successors, and their directors, officers, shareholders, employees or agents, to anyone, including, but not limited to, the Company’s current and former customers, employees, suppliers, vendors, and referral sources. The Executive represents and promises in this regard that he or she shall not communicate, either directly or indirectly, with any media any negative, disparaging, denigrating or derogatory remarks regarding any aspect of the Company’s

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business or regarding any nonpublic information about the Company or its directors, officers, shareholders, employees or agents. Negative, disparaging, denigrating or derogatory remarks as used in this section shall include, but not be limited to, any statements that may reasonably be considered to be detrimental to the Company, to its business operations or reputation, or to the business, professional or personal reputations of the Company’s directors, officers, shareholders, employees or agents.

2. Non-Interference with Customers, Employees. For a period of six months following the Executive’s termination of employment with the Company for any reason, the Executive will not, directly or indirectly, on behalf of himself or herself or any other person, entity or enterprise, do any of the following:

(a) Solicit or accept business from any person or entity who is an Active Customer (as defined below) of the Company, a subsidiary, or any of their affiliates, with whom the Executive has had business contact during the twelve-month period prior to the Executive’s termination of employment with the Company (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by the Executive during the Reference Period;

(b) Request or advise any of the Active Customers, suppliers or other business contacts of the Company who have business relationships with the Company and with whom the Executive had business contact during his or her employment with the Company to withdraw, curtail or cancel any of their business relations with the Company;

(c) Induce or attempt to induce any employee or other personnel of the Company to terminate his or her relationship or breach his or her employment relationship or other contractual relationship, whether oral or written, with the Company; provided, however, that nothing shall prevent a future employer of the Executive from hiring such employee or other personnel if the Executive does not otherwise violate this provision.

“Active Customer” shall mean any customer or prospective customer of the Company which, within the Reference Period, either received any products or services supplied by or on behalf of the Company or was the recipient of at least two business contacts by any personnel of the Company (including the Executive).

3. Liquidated Damages and Injunction. The Executive acknowledges that damages for violations of paragraph 1 or 2 above are difficult to calculate with certainty. Accordingly, if the Executive violates paragraph 1 or 2 above, the Executive shall pay to the Company as liquidated damages an amount equal to all payments the Executive received pursuant to the Plan. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or

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of posting any bond or other security): (a) restraining and enjoining any act which would constitute a breach, or (b) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Company’s request, the Executive shall provide reasonable assurances and evidence of compliance with the restrictive covenants set forth in paragraph 2. If any court of competent jurisdiction shall deem any provision in this Agreement too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

IN WITNESS THEREOF, the parties have executed this Agreement on the dates indicated below.

Date: _____________________________________
[Executive]

Date: _____________________________________
[Company]

BY
Its:

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